UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2019

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Effective June 1, 2019, United Insurance Holdings Corporation (“UPC Insurance”), through its insurance subsidiaries American Coastal Insurance Company, Family Security Insurance Company, Interboro Insurance Company, Journey Insurance Company, United Property and Casualty Insurance Company, and BlueLine, renewed its catastrophe reinsurance programs.

Highlights of these agreements are as follows:

•	Increased total catastrophe reinsurance limit to $4B;

◦
UPC Insurance purchased $4.0 billion of total limit for its 2019/20 catastrophe reinsurance programs an increase of $300 million, or 8.1%, from the $3.7 billion of total limit purchased for its 2018/19 catastrophe reinsurance programs;

▪	Includes the core cat tower described below plus separate coverage for Journey Insurance Company and BlueLine.

◦
For the Florida Hurricane Catastrophe Fund (“FHCF”) Reimbursement Contracts effective June 1, 2019, UPC Insurance elected 90% coverage for American Coastal Insurance Company, Family Security Insurance Company, Journey Insurance Company, and United Property and Casualty Insurance Company. We estimate the total mandatory FHCF layer will provide approximately $1.5 billion of total Florida-only coverage with varying retentions and limits among the four FHCF contracts;

◦	Total open market catastrophe reinsurance limit of approximately $2.5 billion provides coverage for named or numbered windstorms and earthquake in all states in which UPC Insurance operates.

•	Increased core multi-event cascading catastrophe reinsurance limit to $3.2B;

◦
For 2019/20, UPC Insurance purchased over $3.2 billion of multi-event cascading limit, an increase of $76 million, or 2.43%, from the $3.1 billion of multi-event cascading limit purchased for its 2018/19 core catastrophe reinsurance programs;

▪	Covers American Coastal Insurance Company, Family Security Insurance Company, Interboro Insurance Company, and United Property and Casualty Insurance Company.

◦	Sufficient coverage for approximately a 1-in-400 year event;

◦	Sufficient coverage for a 1-in-100 year event followed by a 1-in-50 year event in the same season;

◦	Cascading open market reinsurance limit drops down in subsequent events providing no gaps in coverage.

•	Lower per occurrence and aggregate retention levels;

◦	First event group pre-tax retention of $57 million, a decrease of $3 million from $60 million for the 2018/19 catastrophe reinsurance programs;

◦	First event group pre-tax retention is 10.6% of first quarter 2019 GAAP equity, a decrease from 11.2% of first quarter 2018 GAAP equity for the 2018/19 catastrophe reinsurance programs;

◦	Second event group pre-tax retention of $20 million, , a decrease of $5 million, or 20%, from $25 million in its 2018/19 catastrophe reinsurance programs;

◦	Group pre-tax retention after two events is $77.2 million, a decrease of $7.8 million from $85 million under the 2018/19 catastrophe reinsurance programs;

▪	Two-event group pre-tax retention as a percentage of UPC Insurance 3/31/19 GAAP equity is 14.2%, a decrease from 15.9% for the 2018/19 catastrophe reinsurance programs.

•	Catastrophe excess of loss reinsurance spend increased at a far slower rate than the growth in premiums in force;

◦
The total cost of UPC Insurance’s 2019/20 catastrophe excess of loss reinsurance programs is $377.3 million, an increase of $2 million or 0.52%, from the 2018/19 catastrophe excess of loss reinsurance program cost;

◦	UPC Insurance’s in-force premium as of 3/31/19 was $1.28 billion, an increase of $138 million or 12%, from $1.14 billion in the first quarter of 2018;

◦
The total cost of the 2019/20 catastrophe excess of loss reinsurance programs is 29.5% of the 3/31/19 in-force premium, a decrease from 32.9% of the 3/31/18 in-force premium for the 2018/19 catastrophe excess of loss reinsurance programs.

•	Increased multi-year catastrophe excess of loss reinsurance limit by $87.5M;

◦
Total multi-year limit is $350 million for the 2019/20 catastrophe excess of loss reinsurance programs, an increase of $87.5 million or 33.3%, from $262.5 million purchased for the 2018/19 catastrophe excess of loss reinsurance programs;

◦	Successful completion of new $100 million Armor Re II CAT Bond.

•	Over 90% of the limit is provided by reinsurers with an A+ A.M. Best financial strength rating or is fully collateralized.

•	Effective June 1, 2019, UPC Insurance Company renewed its quota share agreement with private reinsurers;

◦	The new agreement expands coverage to include both United Property and Casualty Insurance Company and Family Security Insurance Company.

◦
The quota share agreement has a term of 12 months and an increased cession rate of 22.5% for all subject business. The quota share agreement provides coverage for all catastrophe perils and attritional losses.

This Item 8.01 may contain forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement includes words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on our reinsurers' capacity to pay claims and related adjustment provisions in our agreements with the private reinsurers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.
June 4, 2019	By:	/s/ B. Bradford Martz
B. Bradford Martz, Chief Financial Officer (Principal Financial Officer)